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Exhibit 4.8

No. [ ]	Principal Amount $[ ] CUSIP NO.

GENERAL MARITIME CORPORATION

10% Senior Notes due 2013

        General Maritime Corporation, a Marshall Islands corporation, promises to pay to Cede & Co., or registered assigns, the principal sum of [                        ] Dollars, on March 15, 2013.

  Interest Payment Dates: March 15 and September 15
  Record Dates: March 1 and September 1

        Additional provisions of this Security are set forth on the other side of this Security.

GENERAL MARITIME CORPORATION
By:
TRUSTEE'S CERTIFICATE OF AUTHENTICATION
LASALLE BANK NATIONAL ASSOCIATION as Trustee, certifies that this is one of the Securities referred to in the Indenture.
By	Authorized Signatory	Date:

10% Senior Notes due 2013

        1.    Interest

        General Maritime Corporation, a Marshall Islands corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the "Company"), promises to pay interest on the principal amount of this Security at the rate per annum shown above.

        The Company will pay interest semiannually on March 15 and September 15 of each year commencing September 15, 2003. Interest on the Securities will accrue from the most recent date to which interest has been paid on the Securities or, if no interest has been paid, from March 20, 2003. The Company shall pay interest on overdue principal or premium, if any (plus interest on such interest to the extent lawful), at the rate borne by the Securities to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

        2.    Method of Payment

        By no later than 10:00 a.m. (New York City time) on the date on which any principal of or interest on any Security is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest. The Company will pay interest (except Defaulted Interest) to the Persons who are registered Holders of Securities at the close of business on the March 1 or September 1 next preceding the interest payment date even if Securities are cancelled, repurchased or redeemed after the record date and on or before the interest payment date. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Securities represented by a Global Security (including principal, premium, if any, and interest) will be made by the transfer of immediately available funds to the accounts specified by The Depository Trust Company. The Company will make all payments in respect of a Definitive Security (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Securities may also be made, in the case of a Holder of a least $1,000,000 aggregate principal amount of Securities, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

        3.    Paying Agent and Registrar

        Initially, LaSalle Bank National Association (the "Trustee"), will act as Trustee, Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Securityholder. The Company or any of its Restricted Subsidiaries may act as Paying Agent, Registrar or co-registrar.

        4.    Indenture

        The Company issued the Securities under an Indenture dated as of March 20, 2003 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the "Indenture"), among the Company, the Subsidiary Guarantors and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the "Act"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all such terms, and Securityholders are referred to the Indenture and the Act for a statement of those terms.

        The Securities are general unsecured senior obligations of the Company. The aggregate principal amount of securities that may be authenticated and delivered under the Indenture is unlimited. This Security is one of the 10% Senior Notes due 2013 referred to in the Indenture. The Securities include (i) $250,000,000 aggregate principal amount of the Company's 10% Senior Notes due 2013 issued under the Indenture on March 20, 2003 (herein called "Initial Securities"), (ii) if and when issued, additional 10% Senior Notes due 2013 of the Company that may be issued from time to time under the Indenture subsequent to March 20, 2003 (herein called "Additional Securities") and (iii) if and when issued, the Company's 10% Senior Notes due 2013 that may be issued from time to time under the Indenture in exchange for Initial Securities or Additional Securities in an offer registered under the Securities Act as provided in the Registration Rights Agreement. The Initial Securities, Additional Securities and Exchange Securities are treated as a single class of securities under the Indenture. This Indenture imposes certain limitations on, among other things, the Incurrence of Indebtedness by the Company and its Subsidiaries, the payment of dividends and other distributions on the Capital Stock of the Company and its Subsidiaries, the purchase or redemption of Capital Stock of the Company, certain purchases or redemptions of Subordinated Indebtedness, the sale or transfer of assets and Capital Stock of Subsidiaries, certain sale/leaseback transactions involving the Company or any Restricted Subsidiary, the issuance or sale of Capital Stock of Subsidiaries, the incurrence of certain liens, certain payment guarantees, the business activities and investments of the Company and its Subsidiaries and transactions with Affiliates. In addition, the Indenture limits the ability of the Company and its Restricted Subsidiaries to enter into agreements that restrict distributions and dividends from Restricted Subsidiaries.

        To guarantee the due and punctual payment of the principal, premium, if any, and interest on the Securities and all other amounts payable by the Company under the Indenture and the Securities when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Securities and the Indenture, the Subsidiary Guarantors have unconditionally guaranteed (and future Subsidiary Guarantors, together with the Subsidiary Guarantors, will unconditionally guarantee), jointly and severally, such obligations on a senior basis pursuant to the terms of the Indenture.

        5.    Redemption

        Except as set forth below, the Securities will not be redeemable at the option of the Company prior to March 15, 2008. On and after such date, the Securities will be redeemable, at the Company's option, in whole or in part, at any time upon not less than 30 nor more than

60 days prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

        If redeemed during the 12-month period commencing on March 15 of the years set forth below:

Period	Redemption Price
2008	105.000%
2009	103.333%
2010	101.667%
2011 and thereafter	100.000%

        In addition, at any time and from time to time prior to March 15, 2006, the Company may redeem in the aggregate up to 35% of the original principal amount of the Securities with the Net Cash Proceeds of one or more Public Equity Offerings received by the Company at a redemption price (expressed as a percentage of principal amount) of 110% plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original principal amount of the Securities must remain outstanding after each such redemption; provided further, that each such redemption occurs within 60 days of the date of closing of such Public Equity Offering.

        If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Security is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Securities will be subject to redemption by the Company.

        In the case of any partial redemption, selection of the Securities for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Securities are listed or, if the Securities are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Securities of $1,000 in original principal amount or less will be redeemed in part. If any Security is to be redeemed in part only, the notice of redemption relating to such Security shall state the portion of the principal amount thereof to be redeemed. A new Security in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Security. On and after the redemption date, interest will cease to accrue on Securities or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

        At any time on or prior to March 15, 2008 the Securities may be redeemed in whole or in part at the option of the Company upon either (a) the occurrence of a Change of

Control or (b) if no more than 5.0% of the initial principal amount of the Securities shall remain outstanding at any time, in each case upon not less than 30 nor more than 60 days' prior notice (but in no event more than 90 days after the occurrence of such Change of Control event) mailed by first-class mail to each registered Holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        The Payor will be entitled to redeem all or part of the Securities if as a result of any change in or amendment to the laws, regulations or rulings of any Relevant Tax Jurisdiction or any change in the official application or interpretation of such laws, regulations or rulings, or any change in the official application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which such Relevant Tax Jurisdiction is a party (a "Change in Tax Law") the Payor is or would be required on the next succeeding interest payment date to pay Additional Amounts with respect to the Securities, and the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to the Payor. In the case of the Company, the Change in Tax Law must become effective on or after the date of the Offering Memorandum. In the case of a Subsidiary Guarantor, or a successor of either the Company or a Subsidiary Guarantor, the Change in Tax Law must become effective after the date that such entity first makes payment on the Securities. Further, the Payor must deliver to the Trustee at least 30 days before the applicable redemption date an Opinion of Counsel of recognized standing to the effect that the Payor has or will become obligated to pay Additional Amounts as a result of such Change in Tax Law. The Payor must also provide the Holders with notice of the intended redemption at least 30 days and no more than 60 days before the redemption date. The redemption price will equal the principal amount of the Security plus accrued and unpaid interest thereon, if any to the applicable redemption date and Additional Amounts, if any, then due and which otherwise would be payable.

        6.    Repurchase Provisions

        (a)   Upon a Change of Control any Holder of Securities will have the right to cause the Company to repurchase all or any part of the Securities of such Holder at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) as provided in, and subject to the terms of, the Indenture.

        (b)   In the event of an Asset Disposition that requires the purchase of Securities pursuant to Section 3.7(b) of the Indenture, the Company will be required to apply such Excess Proceeds to the repayment of the Securities and any Pari Passu Notes in accordance with the procedures set forth in Section 3.7 of the Indenture.

        7.    Denominations; Transfer; Exchange

        The Securities are in registered form without coupons in denominations of principal amount of $1,000 and whole multiples of $1,000. A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange (i) any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) for a period beginning 15 days before the mailing of a notice of Securities to be redeemed and ending on the date of such mailing or (ii) any Securities for a period beginning 15 days before an interest payment date and ending on such interest payment date.

        8.    Persons Deemed Owners

        The registered Holder of this Security may be treated as the owner of it for all purposes.

        9.    Unclaimed Money

        If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

        10.    Defeasance

        Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to redemption or maturity, as the case may be.

        11.    Amendment, Waiver

        Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Securities may be amended with the written consent of the Holders of at least a majority in principal amount of the then outstanding Securities and (ii) any default (other than with respect to nonpayment or in respect of a provision that cannot be amended without the written consent of each Securityholder affected) or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount of the then outstanding Securities. Subject to certain exceptions set forth in the Indenture, without the consent of any Securityholder, the Company and the Trustee may amend the Indenture or the Securities to cure any ambiguity, omission, defect or inconsistency, or to comply with Article IV of the Indenture, or to provide for uncertificated Securities in addition to or in place of certificated Securities, or to add guarantees with respect to the Securities, to release a Subsidiary Guarantor in accordance with the Indenture or to secure the Securities, or to add additional covenants of the Company and the Subsidiary Guarantors, or surrender rights and powers conferred on the Company, or to comply with any request of the SEC in connection with qualifying the Indenture under the Act, or to make any change that does not adversely affect the rights of any Securityholder.

        12.    Defaults and Remedies

        Under the Indenture, Events of Default include (i) default for 30 days in payment of interest or additional interest when due on the Securities; (ii) default in payment of principal or premium, if any, on the Securities at Stated Maturity, upon required repurchase or upon optional redemption pursuant to paragraphs 5 and 6 of the Securities, upon declaration or otherwise; (iii) the failure by the Company or any Subsidiary Guarantor to comply with its obligations under Article IV or Section 10.2 of the Indenture; (iv) failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under Sections 3.2 through 3.18 inclusive of the Indenture (in each case, other than a failure to purchase Securities when required pursuant to Section 3.7 or 3.9 or Article V, which failure shall constitute an Event of Default under clause (ii) above and other than a failure to comply with Section 4.1 or Section 10.2, which failure shall constitute an Event of Default under clause (iii) above); (v) the failure by the Company to comply for 60 days after written notice with its other agreements contained in the Indenture or under the Securities (other than those referred to in (i), (ii), (iii) or (iv) above); (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of, or interest or premium, if any, on the stated maturity of such Indebtedness ("Payment Default") or (b) results in the acceleration of such Indebtedness prior to its maturity (the "cross acceleration provision") and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more; (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the "bankruptcy provisions"); (viii) failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries (other than any Receivables Entity) that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $15.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days (the "judgment default provision"), or (ix) any Subsidiary Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that taken together as part of the latest consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that taken together as part of the latest consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee. However, a default under clauses (iv) and (v) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Securities notify the Company of the default and the Company does not cure such default within the time specified in clauses (iv) and (v) hereof after receipt of such notice.

        If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Securities may declare all the Securities to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Securities being due and payable immediately upon the occurrence of such Events of Default.

        Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

        13.    Trustee Dealings with the Company

        Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its affiliates with the same rights it would have if it were not Trustee.

        14.    No Recourse Against Others

        An incorporator, director, officer, employee, partner, member, manager, stockholder or controlling person, as such, of each of the Company, or any Subsidiary Guarantor shall not have any liability for any obligations of the Company under the Securities, the Indenture or any Subsidiary Guarantees or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Securityholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

        15.    Authentication

        This Security shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Security.

        16.    Abbreviations

        Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

        17.    CUSIP Numbers

        Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers to be printed on the Securities and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Securityholders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

        18.    Governing Law

        This Security shall be governed by, and construed in accordance with, the laws of the State of New York.

        The Company will furnish to any Securityholder upon written request and without charge to the Securityholder a copy of the Indenture which has in it the text of this Security in larger type. Requests may be made to:

General Maritime Corporation
35 West 56th Street
New York, New York 10019
Attention: Corporate Secretary

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Print or type assignee's name, address and zip code)
(Insert assignee's soc. sec. or tax I.D. No.)

and irrevocably appoint                        agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature
Signature Guarantee:	(Signature must be guaranteed)
Sign exactly as your name appears on the other side of this Security.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

OPTION OF HOLDER TO ELECT PURCHASE

        If you want to elect to have this Security purchased by the Company pursuant to Section 3.7 or 3.9 of the Indenture, check either box:

☐    ☐
3.7    3.9

        If you want to elect to have only part of this Security purchased by the Company pursuant to Section 3.7 or 3.9 of the Indenture, state the amount in principal amount (must be integral multiple of $1,000): $

Date:	Your Signature
(Sign exactly as your name appears on the other side of the Security)
Signature Guarantee:	(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

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  Exhibit 4.8
GENERAL MARITIME CORPORATION 10% Senior Notes due 2013
10% Senior Notes due 2013